Exhibit 4.1

EDGEWISE THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of December 3, 2020 (the “Effective Date”), by and among Edgewise Therapeutics, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”).

Recitals

A.                The Company and the Investors have entered into that certain Series C Preferred Stock Purchase Agreement of even date herewith (as the same may be amended and restated from time to time, the “Series C Purchase Agreement”), which provides for, among other things, the purchase by the Investors of shares of the Company’s Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”);

B.                 A condition to the obligations of the Investors under the Series C Purchase Agreement to purchase the Series C Preferred Stock is that the Company and the Investors enter into this Agreement;

C.                The Company and those Investors who own shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), Series B-1 Preferred Stock, par value $0.0001 per share (“Series B-1 Preferred Stock”) and Series B-2 Preferred Stock, par value $0.0001 per share (“Series B-2 Preferred Stock”) are party to that certain Amended and Restated Investors’ Rights Agreement, dated as of August 27, 2019 (the “Prior Agreement”); and

D.                In order to further induce the Investors to purchase the Series C Preferred Stock, the undersigned Investors, representing the parties required to amend the Prior Agreement, who own shares of the Company’s Series A Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock and the Company desire to amend and restate in its entirety the Prior Agreement and to accept the rights and obligations created pursuant hereto in lieu of their rights and obligations under the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)               “Affiliate” means, with respect to any specified Investor, any other person or entity who directly or indirectly, controls, is controlled by or is under common control with such Investor, including without limitation any general partner, managing member, officer, principal, director or trustee of such Investor, or any venture capital fund, registered investment company, investment fund, managed investment account or other fund now or hereafter existing which is controlled by one or more general partners, managing members or investment advisers of, or shares the same management or advisory company (or stockholder or member thereof) or investment adviser with, such Investor; and the terms “control” and “controlled” meaning ownership of fifty percent (50%) or more, including ownership by one or more trusts with substantially the same beneficial interests, of the voting and equity rights of such Investor or the power to direct the management of such Investor; provided that with respect to a person or entity that is either an individual or an irrevocable or revocable trust established for such individual or for such individual and such individual’s family, spouse or domestic partner, an “Affiliate” shall mean a family member, spouse or domestic partner of such individual, and includes, in the case of a trust, such individual. Notwithstanding the foregoing, with respect to Novo Holdings A/S, in lieu of the foregoing definition, the term “Affiliate” shall mean Novo Ventures (US) Inc. and Novo Holdings Equity US Inc. (together with Novo Holdings A/S, “Novo”), any partner, executive officer or director of Novo or any venture capital fund or other entity now or hereafter existing formed for the purpose of making investments in other entities that is controlled by or under common control with Novo, and for the avoidance of doubt, shall not include any other affiliate of Novo, where “control” means the ability to elect a majority of the board of directors or similar governing body of an entity, or ownership of more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such entity, and for the avoidance of doubt, shall not include any other affiliate of Novo.

(b)              “Board” means the Company’s Board of Directors.

(c)               “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(d)              “Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.

(e)               “Election Period” shall have the meaning set forth in Section 4.4 hereof.

(f)               “Excess Securities” shall have the meaning set forth in Section 4.4 hereof.

(g)              “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(h)              “Fund” shall have the meaning set forth in Section 3.3 hereof.

(i)               “Holder” means any Investor who holds Registrable Securities and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(j)               “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereof.

(k)              “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereof.

(l)              “Initial Public Offering” means the closing of the Company’s first bona fide, firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(m)             “Initiating Holders” means any Holder or Holders who in the aggregate hold not less than thirty percent (30%) of the Registrable Securities then outstanding.

(n)              “Liquidation Event” shall have the meaning set forth in the Company’s Restated Certificate.

(o)              “Major Investor” means any Investor that holds not less than 1,200,000 shares of Preferred Stock, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such applicable series of Preferred Stock. For clarity, at such time as any Investor who previously held 1,200,000 shares of Preferred Stock, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, no longer holds at least such amount of Preferred Stock, such Investor shall lose its status as a Major Investor.

(p)              “New Securities” shall have the meaning set forth in Section 4.2 hereof.

(q)              “Other Selling Stockholders” means persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(r)              “Other Shares” means shares of Common Stock, other than Registrable Securities with respect to which registration rights have been granted.

(s)              “Preferred Director” shall have the meaning set forth in the Restated Certificate.

(t)               “Preferred Stock” means, collectively, all shares of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and any other shares of preferred stock of the Company whether or not authorized as of the Effective Date.

(u)              “Pro Rata Amount” shall have the meaning set forth in Section 4.1 hereof.

(v)              “Qualified Public Offering” shall have the meaning set forth in the Restated Certificate.

(w)             “Registrable Securities” means (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares, (ii) any shares of Common Stock, or any shares of Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, and (iii) any shares of Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) or (ii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i), (ii) or (iii) above which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement; and provided, further, however, that Registrable Securities shall not include any shares of Common Stock described in clauses (i), (ii) or (iii) above as to which rights have terminated pursuant to Section 2.14 hereof.

(x)              “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

(y)                The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(z)               “Registration Expenses” means all expenses incurred in effecting any registration pursuant to this Agreement or an Initial Public Offering, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one special counsel for the Holders (selected by the Holders of a majority of the Registrable Securities to be registered) (in each case, not to exceed $35,000), blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(aa)             “Requisite Holders” means the holders of at least a majority of the Registrable Securities then outstanding.

(bb)             “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation (as may be amended or restated from time to time).

(cc)             “Restricted Securities” means any Registrable Securities required to bear the first legend set forth in Section 2.8(c) hereof.

(dd)             “ROFR Holder” shall have the meaning set forth in Section 4.1 hereof.

(ee)             “Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(ff)              “Rule 145” means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(gg)            “Rule 415” means Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(hh)           “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(ii)             “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(jj)              “Series A Preferred Stock” shall have the meaning ascribed thereto in the Recitals hereof.

(kk)           “Series B-1 Preferred Stock” shall have the meaning ascribed thereto in the Recitals hereof.

(ll)                Series B-2 Preferred Stock” shall have the meaning ascribed thereto in the Recitals hereof.

(mm)            Series C Preferred Stock” shall have the meaning ascribed thereto in the Recitals hereof.

(nn)            “Series C Purchase Agreement” shall have the meaning ascribed thereto in the Recitals hereof.

(oo)            “Shares” means the Preferred Stock.

(pp)            “Voting Agreement” means that certain Amended and Restated Voting Agreement entered into by and among the Company and the Stockholders named therein as of even date herewith, as such may be amended or restated from time to time in accordance with the provisions thereof.

(qq)           “Withdrawn Registration” means a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

2.                  Registration Rights.

2.1              Requested Registration.

(a)               Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities proposed to be disposed of by such Initiating Holders), the Company will:

(i)                 promptly give written notice of the proposed registration to all other Holders; and

(ii)                as soon as practicable, but in any event within ninety (90) days after the Company’s receipt of such written request, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within thirty (30) days after such written notice from the Company is mailed or delivered.

(b)              Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i)                Prior to the earlier of (A) the four (4) year anniversary of the date of this Agreement or (B) six (6) months following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public (or the subsequent date on which all market stand-off agreements applicable to the offering have terminated, not to exceed an additional thirty-four (34) days);

(ii)               If the Company has not yet offered securities pursuant to a registration statement and the Initiating Holders propose to sell less than 20% of the Registrable Securities held by such Initiating Holders unless such lesser number of Registrable Securities proposed to be sold by the Initiating Holders is expected to result in aggregate proceeds of at least $20,000,000 (or if after the Initial Public Offering, Registrable Securities with an anticipated aggregate offering price of at least $5,000,000);

(iii)             In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv)             After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations);

(v)               During the period that is thirty (30) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days (or one hundred eighty (180) days, in the case of an Initial Public Offering) after the effective date of a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated, not to exceed an additional thirty-four (34) days); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(vi)             If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 2.3 hereof.

(c)               Deferral. If (i) in the good faith judgment of the Board, the filing of a registration statement covering the Registrable Securities would (x) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act, and the Board concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President (or other comparable senior executive officer) of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than one hundred (100) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than two (2) times in any twelve-month period.

(d)              Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e)               Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i). In such event, the right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in a underwriting. In such case, if the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holders holding in the aggregate of a majority of the Registrable Securities held by the Initiating Holders, which underwriters are reasonably acceptable to the Company; provided, however, that the liability of each holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion (provided that if, by operation of this clause (i), the number of Registrable Securities to be so included is reduced to less than 50% of the aggregate number of Registrable Securities so requested by all Holders to be included, then the Holders in the aggregate of a majority of the Registrable Securities; may withdraw the request for such registration and, in such a case, (A) such registration shall not be counted as a registration “initiated” by the Company for purposes of Section 2.1(b)(iv) or “effected” by the Company for purposes of Section 2.3(b)(iii) and (B) the Company shall bear the Registration Expenses of such registration notwithstanding any provision of Section 2.4 to the contrary); (ii) second, among all Other Selling Stockholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Stockholders, assuming conversion; and (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other stockholders or employees of the Company. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or, if applicable, the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders and Other Selling Stockholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and Other Selling Stockholders requesting additional inclusion, as set forth above.

2.2              Company Registration.

(a)               Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or Section 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities only, or a registration relating to a corporate reorganization or other Rule 145 transaction, the Company will:

(i)                 promptly give written notice of the proposed registration to all Holders; and

(ii)              use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)              Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company, the Other Selling Stockholders and other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in, the registration and underwriting, the Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account; (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; and (iii) third, to the Other Selling Stockholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Stockholders, assuming conversion. Notwithstanding the foregoing, no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below twenty-five percent (25%) of the total value of securities included in such registration, unless such offering is an Initial Public Offering and such registration does not include shares of any Other Selling Stockholder (excluding shares registered for the account of the Company), in which event any or all of the Registrable Securities of such Holders may be excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c)               Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3              Registration on Form S-3.

(a)               Request for Form S-3 Registration. After its Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Sections 2.1(a)(i) and 2.1(a)(ii).

(b)              Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i)                 In the circumstances described in any of Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

(ii)                If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $2,000,000; or

(iii)               If, in a given twelve-month period, the Company has effected two (2) such registrations in such period.

(c)              Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d)             Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4              Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that, subject to Section 2.1(e), the Company shall not be required to pay for any Registration Expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders in the aggregate of a majority of the Registrable Securities; or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Section 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders in the aggregate of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Sections 2.1 or 2.3, such registration shall not be treated as a counted registration for purposes of Sections 2.1 or 2.3 hereof, and the Company shall bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5              Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a)              Keep such registration effective for a period of ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b)              To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any request for registration is submitted to the Company in accordance with Section 2.3, (i) if so requested, file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) to effect such registration, and (ii) remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective in accordance with this Agreement;

(c)              Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(d)              Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(e)              Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f)               Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(g)              If at any time when the Company is required to re-evaluate its WKSI status for purposes of an automatic shelf registration statement used to effect a request for registration in accordance with Section 2.3, (i) the Company determines that it is not a WKSI, (ii) the registration statement is required to be kept effective in accordance with this Agreement, and (iii) the registration rights of the applicable Holders have not terminated, reasonably promptly amend the registration statement onto a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(h)              If (i) a registration made pursuant to a shelf registration statement is required to be kept effective in accordance with this Agreement after the third anniversary of the initial effective date of the shelf registration statement and (ii) the registration rights of the applicable Holders have not terminated, file a new registration statement with respect to any unsold Registrable Securities subject to the original request for registration prior to the end of the three year period after the initial effective date of the shelf registration statement, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(i)               Furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(j)                Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(k)              Otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(l)               Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided that in the case of the Initial Public Offering, the Registrable Securities shall be listed on a national securities exchange; and

(m)             In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6              Indemnification.

(a)              To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, prospectus, offering circular, issuer free writing prospectus (as defined in Rule 433 of the Securities Act), issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration or related qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein except to the extent such information was corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the person or entity asserting the claim; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)              To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (in each case only to the extent that such claims, losses, damages and liabilities arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration except to the extent such information was corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the person or entity asserting the claim): (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)              Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)              If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6(d) to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)               Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into by the Investors in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided that the failure of the underwriting agreement to provide for or address a matter provided for or addressed in the foregoing provisions shall not be a conflict with the foregoing provisions and, in such event, the foregoing provisions shall control.

2.7              Information by Holder.  Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8              Restrictions on Transfer.

(a)              The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until:

(i)               There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii)              (x) the Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, (y) if such transfer is prior to the Company’s Initial Public Offering, the transferee thereof shall have agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, and (z) if reasonably requested by the Company, the Holder shall have furnished the Company, at its expense, with (1) an opinion of counsel reasonably satisfactory to the Company to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (2) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b)               Notwithstanding the provisions of Section 2.8(a), no such registration statement, opinion of counsel or “no action” letter shall be required for (i) a transfer not involving a change in beneficial ownership, (ii) a transfer under Rule 144, except in unusual circumstances, or (iii) transactions involving the transfer of Restricted Securities by any Holder to (x) a parent, subsidiary or other Affiliate of the Holder; (y) any of the Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners; or (z) any venture capital fund or other investment fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Holder; provided, in each case, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition and, if such transfer is prior to the Company’s Initial Public Offering, the transferee thereof shall have agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10.

(c)              Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d)              The first legend referring to federal and state securities laws identified in Section 2.8(b) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of the securities may be made without registration or qualification. The second legend referring to transferability restrictions, including a lock-up period, stamped on a certificate evidencing the Restricted Securities and such stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if the restrictions set forth in Section 2.10 (and any underwriter lock-up agreement) have expired or are terminated and such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of the securities may be made lawfully disposed of without such legend without registration or qualification.

(e)              Notwithstanding anything to the contrary in this Agreement, (i) any or all of an Investor’s rights hereunder may be exercised by, and any or all of an Investor’s obligations hereunder may be discharged by, one or more Affiliates of such Investor designated by such Investor and (ii) more specifically, (x) an Investor may cause any shares of capital stock of the Company (or any securities directly or indirectly exercisable for, or convertible into or exchangeable for, such shares) required or permitted to be purchased or otherwise acquired hereunder by such Investor to be so purchased or acquired, in lieu of such Investor, by an Affiliate of such Investor (and such Affiliate shall then become an “Investor” hereunder), and (y) any Investor holding securities directly or indirectly exercisable for, or convertible into or exchangeable for, shares of capital stock of the Company shall have the right to have any such shares (or other securities) issuable upon the conversion, exercise or exchange of the securities held by such Investor issued in the name of one or more Affiliates of such Investor designated by such Investor (and each such Affiliate shall then become an “Investor” hereunder).

2.9              Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)               Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)               File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)               So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10          Market Stand-Off Agreement.  Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Public Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately before the effective date of the registration statement for such offering, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.10 shall apply only to the Initial Public Offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors one percent (1%) or greater stockholders of the Company enter into similar agreements and are subject to the same restrictions. The underwriters in connection with the Initial Public Offering are intended third-party beneficiaries of this Section 2.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Initial Public Offering that are consistent with this Section 2.10 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements. For the avoidance of doubt, none of the provisions of this Section 2.10 shall apply to shares of Common Stock acquired in the Initial Public Offering or in the open market following the Initial Public Offering by a Holder or its Affiliates.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

2.11          Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12         Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to a transferee or assignee of not less than twenty percent (20%) of the Registrable Securities (as presently constituted and subject to subsequent adjustments stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) then held by such Holder; provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10. The foregoing twenty percent (20%) threshold shall not be applicable to any transfers among Affiliates.

2.13          Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders in the aggregate of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are senior to or on parity with the registration rights granted to the Holders hereunder.

2.14          Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 above shall terminate on the earlier of: (i) following the closing of the Company’s first registered public offering of Common Stock, with respect to any Holder who then holds an amount of Registrable Securities that is equal to less than one percent (1%) of the outstanding securities of the Company and may sell all such Registrable Securities under Rule 144 during any ninety (90) day period and (ii) four (4) years after the closing of a Qualified Public Offering.

3.                  Certain Covenants.

The Company hereby covenants and agrees, as follows:

3.1              Basic Financial Information and Inspection Rights.

(a)              Basic Financial Information. As long as at least twenty percent (20%) of the shares of Preferred Stock originally issued remain outstanding, subject to as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, the Company will deliver to each Major Investor:

(i)                as soon as practicable after the end of each fiscal year of the Company, and in any event within 150 days after the end of each fiscal year of the Company a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, and audited and certified by independent public accountants of recognized national standing selected by the Company, which audit may be waived by a vote of the Requisite Holders, in which case the Company shall deliver such unaudited statements within the later of: (i) 15 days after such waiver or (ii) 90 days after the end of such fiscal year;

(ii)              as soon as practicable after the end of each quarterly accounting period in each fiscal year of the Company, and in any event within 45 days after the end of each quarterly accounting period in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments and such financial statements may not contain accompanying notes;

(iii)             as soon as practicable after the each month, and in any event within 30 days after the end of each such month, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such monthly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments and such financial statements may not contain accompanying notes, along with a comparison of such results to the Company’s operating plan;

(iv)             at least 30 days prior to the beginning of each of the Company’s fiscal years an annual operating plan for such fiscal year (and as soon as available, any subsequent material revisions thereto);

(v)              as soon as practicable after the end of each fiscal year, and in any event within 30 days thereafter, a report setting forth in detail all equity and debt holders of the Company as of the end of such year; and

(vi)            a capitalization table promptly upon the request of a Major Investor, but no more frequently than once per calendar quarter.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date 30 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(b)              Inspection Rights. The Company shall permit each Major Investor to visit and inspect any of the properties of the Company or any of its subsidiaries during normal business hours or at such other reasonable times as may be requested, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.1(b) with respect to a competitor of the Company (as determined by the Board in good faith) or with respect to information which the Board determines in good faith is highly confidential or attorney-client privileged and should not, therefore, be disclosed; provided, however that no Major Investor that is a venture capital fund or other collective investment vehicle shall be deemed a competitor. Each Major Investor may exercise its rights under this Section 3.1(b) only for purposes reasonably related to its interests as a stockholder of the Company. The rights granted pursuant to this Section 3.1(b) may not be assigned or otherwise conveyed to any Holder or by any subsequent transferee of any such rights without the prior written consent of the Company; provided, however, that a Major Investor shall be permitted to transfer rights granted pursuant to this Section 3.1(b) to partners, members, limited partners, retired partners, stockholders or affiliated venture capital or similar investment funds of such Major Investor, but not to any operating entity that is a competitor of the Company, as determined by the Board in good faith, nor to any officer or director of such operating entity; provided that such permitted transferee agrees in writing to be bound by the obligations of confidentiality set forth in Section 3.2 below or is subject to a separate written agreement that provides for similar terms of confidentiality that are no less stringent than those set forth in Section 3.2.

3.2              Confidentiality.  Each Holder agrees that such Holder will keep confidential and will not use for any purpose (other than to monitor or make decisions with respect to its investment) or disclose or divulge any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement and the contents of any financial statements received), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.2 by such Holder or as a result of a breach by a third party of any obligation of confidentiality such third party may have to the Company of which such Holder is aware), (b) is or has been independently developed or conceived by the Holder without use of or reference to the Company’s confidential information, or (c) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, provided such persons agree to hold such information confidentially as provided herein; (ii) to any prospective purchaser of any Registrable Securities from such Holder, if such prospective purchaser agrees to be bound by the provisions of this Section 3.2; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Holder in the ordinary course of business, but only on the condition that such Affiliate, partner, member, stockholder or wholly owned subsidiary of such Holder shall only use such confidential information in connection with monitoring such Holder’s investment and not for any other purpose, and provided that such Holder informs such person or entity that such information is confidential and directs such person or entity to maintain confidential treatment of such information; (iv) to the extent required in connection with any routine or periodic examination or similar process by any regulatory or self-regulatory body or authority not specifically directed at the Company or the confidential information obtained from the Company pursuant to the terms of the Agreement, including, without limitation, quarterly or annual reports, or (v) as may otherwise be required by and only to the extent required by applicable law, provided that, with respect to this clause (v), the Holder promptly notifies the Company of, and in advance of, such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, a Fund (as defined in Section 3.3) has no duty or obligation to the Company to restrict such Fund’s evaluation and/or participation in investment opportunities on the basis of having access to confidential information of the Company; provided that nothing herein shall relieve any Fund or any other party from liability associated with use or disclosure of the Company’s confidential information in breach of Section 3.2 above or associated with a breach of any other obligation of confidentiality owed to the Company, nor liability associated with violating, breaching or misappropriating any proprietary right of the Company, nor shall relieve any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company. The Investors and the Company acknowledge that trading and purchasing of securities shall be, as between the Company and the Investors, the sole decision of the Investors participating in such trades or purchases, and the Company shall have no liability in connection with such trading or purchasing of securities. For clarity, to the extent a Fund (including for purposes of this Section 3.2 its respective affiliated investment funds) trades or purchases securities (other than securities of the Company) in public markets or in private transactions, and such Investor does not disclose confidential information of the Company in connection with such activities, such Investor owes no duty to the Company to refrain from trading or purchasing securities as a result of the provisions set forth in this Section 3.2, (except to the extent that confidential information of the Company includes material non-public information that is subject to any confidentiality obligation the Company has to any third party issuer of securities whose securities are traded on a public market. In addition, the Company acknowledges and agrees that in no event shall any Investor’s confidentiality and non-use obligations hereunder in any manner be deemed or construed as limiting such Investor’s ability to trade, in accordance with applicable laws, any security of any company that has issued securities that are publicly traded. The Company covenants and agrees that it shall use its commercially reasonable efforts not to provide any material non-public information about any entity whose securities are traded on public markets to Citadel Multi-Strategy Equities Master Fund Ltd. (“Surveyor”) or any representative of Surveyor.

3.3              Right to Conduct Activities. The Company hereby acknowledges that the Investors and their Affiliates (each, a “Fund”) are investment funds, and as such invest in numerous portfolio companies and have Affiliates, some of which may be deemed competitive with the Company’s business. Nothing in this Agreement shall preclude or in any way restrict the Funds from holding, evaluating, selling or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company; and the Company hereby agrees that, to the extent permitted under applicable law, any such Fund shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by any such Fund in any competitor, or (ii) actions taken by any partner, officer or other representative of such Fund, including Affiliates that are advisers, to assist any such competitor, whether or not such action was taken as a member of the board of directors of such competitor or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that nothing herein shall relieve any Fund or any other party from liability associated with use or disclosure of the Company’s confidential information in breach of Section 3.2 above or associated with breach of any other obligation of confidentiality owed to the Company nor liability associated with violating, breaching or misappropriating any proprietary right of the Company, nor shall relieve any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

3.4              FCPA. The Company covenants that it shall not (and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Fund if the Company becomes aware of any enforcement action pursuant to such laws. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA.

3.5              Termination of Covenants. The covenants set forth in Section 3.1 shall terminate and be of no further force and effect after the earlier of: (a) the Initial Public Offering; and (b) the occurrence of a Liquidation Event, except that such covenants shall not terminate upon the consummation of a sale of all or substantially all of the assets of the Company; provided, however, that this Agreement may be terminated after such sale of all or substantially all of the assets of the Company upon the consent of the Requisite Holders.

4.             Right of First Refusal.

4.1              Grant of Rights. Subject to the provisions of Section 4.2 through Section 4.5 below, the Company hereby grants to each Major Investor who is an “accredited investor” within the meaning of applicable securities laws and regulations (a “ROFR Holder”), the right of first refusal to purchase its Pro Rata Amount (as defined below) of New Securities which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A ROFR Holder’s “Pro Rata Amount,” for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Preferred Stock (and warrants or other securities exercisable for Preferred Stock) calculated on an as exercised and as converted to Common Stock basis held by such ROFR Holder, to (b) the total of all outstanding shares of Common Stock and Preferred Stock and all other shares of other convertible securities, rights, options or warrants then outstanding, on an as exercised and as converted to Common Stock basis, and all shares of Common Stock authorized under the Company’s equity incentive plans that are not issued and outstanding, and have not been reserved for issuance pursuant to outstanding options to purchase Common Stock thereunder.

4.2              New Securities. As used herein, “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock, including debt instruments convertible into capital stock; provided that the term “New Securities” does not include (i) Exempted Securities, as defined in the Restated Certificate, (ii) any shares of Series C Preferred Stock issued pursuant to the Series C Purchase Agreement, or (iii) any shares of stock of the Company issued in the Initial Public Offering.

4.3              Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give each ROFR Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each ROFR Holder shall have fifteen (15) days after any such notice is mailed or delivered to agree to purchase such ROFR Holder’s Pro Rata Amount (or such lesser amount as desired) of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased, if any.

4.4              Election Period and Excess Securities. In the event the foregoing right of first refusal is not exercised in full by all of the ROFR Holders within the fifteen (15) day period described in Section 4.3 above (the “Election Period”), the Company shall promptly notify in writing the ROFR Holders who have elected to exercise their right of first refusal with respect to their full Pro Rata Amounts and shall offer such ROFR Holders the right to acquire such unsubscribed New Securities. Each ROFR Holder shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of its pro rata portion of the unsubscribed New Securities, indicate whether it intends to purchase unsubscribed New Securities in excess of its pro rata share (“Excess Securities”) and, if so, the number of such unsubscribed New Securities it wishes to purchase. The Excess Securities, if any, shall be allocated to participating ROFR Holders in a manner most consistent with the pro rata shares of such participating ROFR Holders as determined in good faith by the Board. If the ROFR Holders fail to exercise in full their rights of first refusal, the Company shall have forty-five (45) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within twenty (20) days from the date of said agreement) to sell that portion of the New Securities with respect to which the ROFR Holders’ right of first refusal option set forth in this Section 4 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to ROFR Holders delivered pursuant to Section 4.3. In the event the Company enters into an agreement to sell such New Securities within such forty-five (45) day period following the Election Period, or sells such New Securities within such twenty (20) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the ROFR Holders in the manner provided in this Section 4.

4.5              Waiver, Expiration, Transfer. The rights of first refusal granted under this Section 4, including notice with respect thereto, may be waived pursuant to Section 7.6 of this Agreement. Notwithstanding the foregoing, if any of the waiving ROFR Holders purchase New Securities covered by the waiver, then each ROFR Holder shall have the right to purchase up to the same percentage of its Pro Rata Amount of the New Securities purchased by the waiving ROFR Holder who purchased the highest percentage of its respective Pro Rata Amount of the New Securities. The rights of first refusal granted under this Section 4 shall expire immediately prior to the earlier: of (i) the Initial Public Offering and (ii) the closing of a Liquidation Event, at which time such Holder shall no longer be deemed a ROFR Holder. The rights of first refusal of a ROFR Holder under this Section 4 may be transferred subject to the same restrictions as any transfer of registration rights pursuant to Section 2.12. Notwithstanding anything else set forth above, a Holder shall be permitted to transfer rights granted pursuant to this Section 4 in any amount to its Affiliates.

5.             Other Company Covenants.

5.1              Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants to execute and deliver a nondisclosure and proprietary rights assignment agreement (in the case of employees, in substantially the form approved by Board).

5.2              Equity Agreements. Unless otherwise approved by the Board, including the consent of a majority of the Preferred Directors, all employees of the Company who purchase, or receive options to purchase, shares of Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for: (a) vesting of shares over a four (4) year period with the first twenty five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty six (36) months thereafter; and (b) a vesting commencement date no earlier than such employee’s first date of employment with the Company. Without the prior approval by the Board, including a majority of the Preferred Directors, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Section 5.2.

5.3              Board Approvals. So long as the holders of Series B Preferred Stock are entitled to elect two (2) Series B Directors, as defined in the Restated Certificate, the Company will not, without Board approval, which approval must include the affirmative vote of a majority of the Preferred Directors:

   (a)               make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

   (b)               make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board;

   (c)               guarantee any indebtedness except for trade accounts of the Company or any subsidiary of the Company arising in the ordinary course of business;

   (d)               make any investment inconsistent with any investment policy approved by the Board;

   (e)               incur any aggregate indebtedness in excess of $500,000 that is not already included in a Board-approved budget, other than trade credit incurred in the ordinary course of business;

   (f)                enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person except transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board;

   (g)               hire, fire, or change the compensation of the Chief Executive Officer, President, Chief Scientific Officer or Chief Financial Officer, including approving or modifying any option grants to such persons;

   (h)               change the principal business of the Company, enter new lines of business, or exit the current line of business; provided that a change in lead candidate(s) or back-up candidate(s) in connection with diseases involving skeletal muscle shall not be deemed to be a change or the entering or exiting of a business requiring the approval described in this section; or

   (i)                sell, assign, exclusively license or pledge material technology or material intellectual property, other than licenses granted in the ordinary course of business.

Nothing set forth above shall be deemed to restrict other matters on which the Board may vote.

5.4              Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s bylaws, the Company’s certificate of incorporation, or elsewhere, as the case may be.

5.5              Restrictions on Publicity. The Company shall not use the name of Novo or its Affiliates, or refer to Novo or its Affiliates, directly or indirectly, in connection with Novo’s or its Affiliates’ relationship, agreements or arrangements with the Company in any advertisement, press release, professional or trade publication, marketing materials or otherwise to the general public or in any other manner, except (i) as may be required by law, (ii) on a confidential basis to potential financing sources, including lenders, investors, investment bankers or acquirors but only as to the fact of Novo’s equity investment in the Company and documentation relating thereto, (iii) on a confidential basis to the Company’s lawyers, contractors, accountants and other advisors who have a need to have access and knowledge of such information, or (iv) with Novo’s prior written consent, which consent may be withheld in its sole discretion; provided that (i) the parties anticipate that there will be a mutually-agreed press release announcing the closing of the transactions contemplated in the Series C Purchase Agreement and (ii) following the public announcement contemplated in clause (i), the Company may confirm that Novo is an investor in the Company, including, but not limited to, on Company websites, (but not the amount or terms thereof) in a form of disclosure that has been previously approved by Novo.

5.6              Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Voting Agreement), Company shall pay the reasonable fees and disbursements, not to exceed $30,000 in the aggregate, of one counsel for the Major Investors (selected by the Requisite Holders) (“Investor Counsel”) and will provide such Investor Counsel with drafts of definitive agreements and other information reasonably requested by such counsel at least ten (10) days prior to the Company entering into a transaction which, if consummated, would constitute a Sale of the Company. Investor Counsel shall have a reasonable opportunity to comment on any of the definitive agreements.

5.7              Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares of Series B Preferred Stock issued pursuant to that certain Series B-1 and Series B 2 Preferred Purchase Agreement entered into by the Company and Investors holding shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock (the “Series B Investors”) dated as of August 27, 2019, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board of Directors of the Company determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company. The Company shall submit to its stockholders (including the Series B Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s reasonable written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code. Nothing in this Section 5.7 or in any written statement that is delivered pursuant to this Section 5.7 constitutes a representation, warranty or covenant that the Company has been, is or will be engaged in a “qualified trade or business” within the meaning of Code Section 1202(e)(3) or has met, meets or will meet the active business requirement of Code Section 1202(e)(1)(A), and although the representation and warranty in this Section 5.7 are undertaken in good faith, the Company shall not be liable for damages as the result of any failure of any of its stock to qualify as “qualified small business stock.”

5.8              Termination of Covenants. The covenants set forth in Sections 5.1, 5.2, 5.3, and 5.6 above shall terminate and be of no further force or effect upon the consummation of the earlier to occur of (a) an Initial Public Offering, and (b) a Liquidation Event, except that this Agreement shall not terminate upon the consummation of all or substantially all of the assets of the Company; provided, however, that this Agreement may be terminated after such sale of all or substantially all of the assets of the Company upon the written consent of the Requisite Holders; provided further that the provisions of Section 5.6 hereof will continue after the closing of any Sale of the Company (as defined in the Voting Agreement)to the extent necessary to enforce the provisions thereof with respect to such Sale of the Company.

6.             CFIUS.

6.1              Critical Technologies Notification. To the extent that, to the knowledge of the Company, (i) any pre-existing products or services provided by the Company are re-categorized by the U.S. government as a critical technology within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), or would reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a critical technology after a re-categorization of selected technologies by the U.S. government, or (ii) after execution of the Series C Purchase Agreement, the Company begins engaging in any activity that could reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of a critical technology within the meaning of the DPA or begins to maintain or collect, directly or indirectly, “sensitive personal data” of U.S. citizens within the meaning of the DPA, the Company shall reasonably promptly notify the Investors of such change in the categorization of its products or services or with respect to sensitive personal data.

6.2              CFIUS Filings. If and only if (i) the Committee on Foreign Investment in the United States or any member agency thereof acting in its capacity as a member agency (“CFIUS”) requests or requires that the Company or an Investor file a notice or declaration with CFIUS pursuant to the DPA, with respect to an Investor’s investment in the Company (the “Covered Transaction”), (ii) the Company or an Investor, after consultation with their respective counsel, determine in good faith that a filing with CFIUS with respect to the Covered Transaction is required by applicable law, or (iii) an Investor and the Company, each after consultation with their respective counsel, mutually agree, with such agreement not to be unreasonably withheld or delayed, that a notice or declaration is appropriate with respect to the Covered Transaction, the Company and such Investor (each, a “Covered Investor”) shall use their commercially reasonable efforts to obtain the CFIUS Satisfied Condition (as defined below), or to cause such investment to not be a Covered Transaction.

6.3              CFIUS Satisfied Condition. As used herein, a “CFIUS Satisfied Condition” means: (i) the Company and the Covered Investor have received written notice from CFIUS stating that (a) CFIUS has concluded that the Covered Transaction is not a “covered transaction” subject to review under the CFIUS Laws or (b) CFIUS has completed an assessment, review or investigation of the Covered Transaction, and there are no unresolved national security concerns with respect to the Covered Transaction; (ii) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Covered Transaction, and the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the Covered Transaction; (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision, and the President has not taken any action to suspend, prohibit or place any limitations on the Covered Transaction after fifteen (15) days from the date the President received such report from CFIUS; or (iv) CFIUS has provided written notice that it is not able to complete action under the CFIUS Laws with respect to the Covered Transaction, but CFIUS has not requested that the Company and the Covered Investor submit a CFIUS notice and has not initiated a unilateral CFIUS review, and the Covered Investor and the Company, in their respective reasonable judgements, agree that the notice from CFIUS that it is not able to complete action is sufficient to constitute a CFIUS Satisfied Condition.

7.             Miscellaneous.

7.1              Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2              Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN DELAWARE, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT and to the respective court to which an appeal of the decisions of any such court may be taken, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING.

7.3              Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.4              Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5              Notices.

   (a)               General. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given upon the earliest of: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed e-mail or confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, or (c) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written identification of receipt; provided that if the sender’s and the recipient’s addresses are not in the same country, two (2) Business Days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written identification of receipt. As used herein “Business Day” shall mean a weekday on which banks are open for general banking business in the United States and Denmark. All communications shall be sent, if to the Company, at the address set forth on the signature page hereto, and if to an Investor, at its address as set forth on Exhibit A hereto, or at such other address or contact information as such party may designate by ten (10) calendar days’ advance written notice to the other parties hereto.

   (b)               Consent to Electronic Notice. Each Investor consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Investor’s name on Exhibit A, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Investor agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

7.6              Amendments and Waivers. Except as expressly provided herein, any term of this Agreement may be amended, terminated or waived only with the written consent of (a) the Company and (b) the Requisite Holders; provided that no amendment, termination or waiver of any term under this Agreement shall adversely affect any Investor or group of Investors in a manner that is disproportionate to its holdings of stock relative to the other Investors of the same class or series unless such amendment, termination or waiver is agreed to in writing by a majority in interest of the disproportionately affected Investor(s), provided, further that the second sentence of Section 4.5 (and this clause) may not be amended, terminated or waived without the written consent of each Major Investor; and provided, further that Section 6, Section 7.9, this clause and the definition of “Affiliate”, in each case, as it pertains to Novo shall not be amended without the prior written consent of Novo, and (d) no amendment to Section 1(o) shall cause an Investor that is a Major Investor to lose its status as a Major Investor without such Major Investor’s written consent unless such amendment is in connection with the issuance of New Securities, such Major Investor was offered a right to purchase its Pro Rata Amount of such New Securities (or was offered a right to purchase a lesser amount of such New Securities, but proportionate to the amounts offered to other Major Investors) and fails to purchase the full amount of such New Securities offered to it, without such Major Investor’s consent. For the avoidance of doubt, the addition to this Agreement of any new holder of shares of capital stock of the Company (“Capital Stock”) pursuant to the Company’s issuance of such other Capital Stock regardless of whether such Capital Stock has rights, preferences or privileges that are junior, pari passu or senior to the Capital Stock then held by then current Investors as long as such other or additional shares of Capital Stock have been authorized and issued in accordance with the Company’s then current Restated Certificate and applicable law, and as long as the addition of such new holder of Capital Stock of the Company (or inclusion of such new shares of Capital Stock) has been approved as may be required pursuant to Section 2.13 above, shall not, in and of itself, be deemed to constitute an amendment or waiver that adversely affects one Investor in a manner that is disproportionate to any other Investor. Any amendment or waiver effected in accordance with this Section 7.6 shall be binding upon the Holders and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company. Each Holder acknowledges that by the operation of this Section (and pursuant to the terms of this Section), the Requisite Holders will have the right and power to diminish or eliminate all rights of such Holder under this Agreement. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver.

7.7              Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.8              Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.9              Limitation of Liability; Freedom to Operate Affiliates. The total liability, in the aggregate, of each of the Investors and its respective Affiliates, officers, directors, employees and agents, for any and all claims, losses, costs or damages, including attorneys’ and accountants’ fees and expenses and costs of any nature whatsoever or claims or expenses resulting from or in any way related to this Agreement from any cause or causes shall be several and not joint with the other Investors and shall not exceed the total purchase price paid to the Company by such Investor for the Shares under the applicable purchase agreement and the total purchase price of any other equity of the Company purchased by such Investor. It is intended that this limitation apply to any and all liability or cause of action however alleged or arising, unless otherwise prohibited by law. None of the foregoing limitations of liability shall be applicable to any act of fraud, intentional or willful malfeasance, criminal acts or breach of any confidentiality obligations hereunder, nor shall limit the right of any party hereto to seek and be awarded any form of equitable relief. Nothing in this Agreement or the Ancillary Agreements (as defined in the Purchase Agreement) shall restrict any Investor’s freedom to operate any of its affiliates (including any such affiliate that is a potential competitor of the Company). Nothing in this Section 7.9 shall relieve any Investor of its confidentiality obligations pursuant to Section 3.2 or 3.3 above. Nothing set forth herein shall be deemed to be a grant of a license by the Company of any of its proprietary rights.

7.10            Entire Agreement. This Agreement (including the exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.11            Further Assurances.  At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any such party hereto, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7.12            Aggregation of Stock. All shares of Company equity held or acquired by a Holder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights and any obligations under this Agreement, and such affiliated persons may apportion such rights and obligations as among themselves in any manner they deem appropriate.

7.13           Waiver OF JURY TRIAL. EACH PARTY HERETO AND ANY OTHER PERSON CLAIMING ANY RIGHTS HEREUNDER, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.14           Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and the requisite Investors as set forth in the Prior Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

COMPANY:

EDGEWISE THERAPEUTICS, INC.

By:	/s/ Kevin Koch
Kevin Koch, Ph.D.
President and Chief Executive Officer

Address:	3415 Colorado Ave
Boulder, CO 80303
Attn:	President and Chief Executive Officer
E-mail:	kkoch@edgewisetx.com

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

OrbiMed Private Investments VI, LP

By:	OrbiMed Capital GP VI LLC,
its General Partner

By:	OrbiMed Advisors LLC,
its Managing Member

By:	/s/ Carl Gordon
Name:	Carl Gordon
Title:	Member

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

NOVO HOLDINGS A/S

By:	/s/ Thomas Dyrberg

Name:	Thomas Dyrberg,
under specific power of attorney
Title:	Managing Partner

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

U.S. Venture Partners XI, L.P.
By:	Presidio Management Group XI, L.L.C.
Its:	General Partner

By:	/s/ Dale Holladay
Dale Holladay, Attorney-In-Fact

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.
By:	Deerfield Mgmt IV, L.P.
General Partner
By: J.E. Flynn Capital IV, LLC
General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

NEW LEAF BIOPHARMA OPPORTUNITIES II, L.P.

By: New Leaf BPO Associates II, L.P.
Its: General Partner

By: New Leaf BPO Management II, L.L.C.
Its: General Partner

By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Chief Financial Officer

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

CUREDUCHENNE VENTURES, LLC

By:	/s/ Debra Miller
Debra Miller
Chief Executive Officer

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

By: Viking Global Opportunities Portfolio GP LLC, its general partner

By:	/s/ Matthew Bloom

Name:	Matthew Bloom

Title:	Authorized Signatory

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

JANUS HENDERSON GLOBAL LIFE SCIENCES FUND

By: Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Authorized Signatory

JANUS HENDERSON CAPITAL FUNDS plc on behalf of its series JANUS HENDERSON GLOBAL LIFE SCIENCES FUND

By: Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Authorized Signatory

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

JANUS HENDERSON HORIZON FUND-BIOTECHNOLOGY FUND

By: Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Authorized Signatory

JANUS HENDERSON BIOTECH INNOVATION MASTER FUND LIMITED

By: Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Authorized Signatory

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

RA Capital Healthcare Fund, L.P.

By:	RA Capital Healthcare Fund GP, LLC
Its General Partner

By:	/s/ Rajeev Shah
Name:	Rajeev Shah
Title:	Manager

RA Capital NEXUS Fund II, L.P.

By:	RA Capital Nexus Fund II GP, LLC
Its:	General Partner

By:	/s/ Rajeev Shah
Name:	Rajeev Shah
Title:	Manager

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

BLACKWELL PARTNERS LLC – SERIES A

By:	/s/ Abayomi A. Adigun
Name:	Abayomi A. Adigun
Title:	Investment Manager
DUMAC, Inc., Authorized Signatory

By:	/s/ Jannine M. Lall
Name:	Jannine M. Lall
Title:	Head of Finance & Controller
DUMAC, Inc., Authorized Signatory

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

Cormorant Private Healthcare FUND III, LP
By: Cormorant Private GP III, LLC
By: Bihua Chen, Managing Member

By:	/s/ Bihua Chen

Name:

Title:

Cormorant Global Healthcare		CRMA SPV, L.P.
Master Fund, LP		By: Cormorant Asset Management, LP
By: Cormorant Global GP, LLC		By: Bihua Chen, Its Attorney-in-fact
By: Bihua Chen, Managing Member

By:	/s/ Bihua Chen	By:	/s/ Bihua Chen

Name:		Name:

Title:		Title:

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

CITADEL MULTI-STRATEGY EQUITIES MASTER FUND LTD.
By: Citadel Advisors LLC, its portfolio manager

By:	/s/ Christopher L. Ramsay

Name:	Christopher L. Ramsay

Title:	Authorized Signatory

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

Logos opportunities FUND Ii, L.P.
By: Logos Opportunities GP, LLC Its General Partner

By:	/s/ Graham Walmsley
Name:	Graham Walmsley
Title:	Manager

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

ORBIMED GENESIS MASTER FUND, L.P.

By:	OrbiMed Genesis GP LLC,
its General Partner

By:	OrbiMed Advisors LLC,
its Managing Member

By:	/s/ C. Scotland Stevens
Name: C. Scotland Stevens
Title: Member

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the Effective Date.

INVESTORS:

Wellington Biomedical Innovation Master Investors (Cayman) I L.P.

By: Wellington Management Company LLP, as investment adviser

/s/ Peter McIsaac
Peter McIsaac
Managing Director and Counsel

Signature Page to Edgewise Therapeutics, Inc.

Amended and Restated Investors’ Rights Agreement (Series C)

EXHIBIT A

SCHEDULE OF INVESTORS

OrbiMed Private Investments VI, LP

Novo Holdings A/S

U.S. Venture Partners XI, L.P.

Deerfield Private Design Fund IV, L.P.

New Leaf Biopharma Opportunities II. L.P.

CureDuchenne Ventures, LLC

Viking Global Opportunities Illiquid Investments Sub-Master LP

Wellington Biomedical Innovation Master Investors (Cayman) I L.P.

Janus Henderson Global Life Sciences Fund

Janus Henderson Capital Funds PLC on behalf of its Series Janus Henderson Global Life Sciences Fund

Janus Henderson Horizon Fund-Biotechnology Fund

Janus Henderson Biotech Innovation Master Fund Limited

RA Capital Healthcare Fund, L.P.

RA Capital Nexus Fund, L.P.

Blackwell Partners LLC – Series A

Cormorant Private Healthcare Fund III, LP

Cormorant Global Healthcare Master Fund LP

CRMA SPV, L.P.

Citadel Multi-Strategy Equities Master Fund Ltd.

Logos Opportunities Fund II, L.P.

OrbiMed Genesis Master Fund, L.P.